Exhibit 99.1

STERIS plc Announces Financial Results for Fiscal 2017 First Quarter

• First quarter revenue growth of 45%— 6% constant currency organic growth

• First quarter EPS grows over 25%

• Synergy Health integration and cost synergies on track

•Quarterly dividend increased double digits to $0.28 per share

LEICESTER, U.K. – (August 9, 2016) – STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2017 first quarter ended June 30, 2016. Fiscal 2017 first quarter revenue increased 45% to $638.4 million compared with $439.9 million for STERIS Corporation (“Old STERIS”) in the first quarter of fiscal 2016, driven by growth in all four segments. Constant currency organic revenue (see Non-GAAP Financial Measures) growth was 6% for the first quarter of fiscal 2017.

“We are pleased with another strong start to a new fiscal year, with growth across all reporting segments,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “We have continued to implement our long-term strategies, as evidenced by the sale of the UK Linen Management Services business and the acquisition of Medisafe.”

As reported, net income for the first quarter was $48.4 million, or $0.56 per diluted share, compared with net income of $24.3 million, or $0.40 per diluted share in the first quarter of fiscal 2016. Adjusted net income (see Non-GAAP Financial Measures) for the first quarter of fiscal 2017 was $68.4 million, or $0.79 per diluted share, compared with adjusted net income for the previous year’s first quarter of $37.1 million or $0.62 per diluted share.

First Quarter Segment Results

Healthcare Products revenue grew 8% in the quarter to $281.3 million compared with $261.1 million in the first quarter of fiscal 2016. Consumable revenue grew 20% and service revenue increased 4% during the quarter. While capital equipment revenue was essentially flat, backlog growth was strong reflecting growth in orders, particularly in North America. Healthcare Products operating income was $34.6 million compared with $29.4 million in last year’s first quarter. The increase in profitability was primarily due to increased organic revenue growth, favorable foreign currency exchange rates and the suspension of the Medical Device Excise Tax, somewhat offset by increases in research and development.

Healthcare Specialty Services revenue in the quarter was $157.9 million compared with $68.2 million in the first quarter of fiscal 2016, reflecting the addition of Synergy Health and organic volume growth. Healthcare Specialty Services operating income was $3.3 million compared with $3.9 million in last year’s first quarter, primarily due to lower than anticipated revenue and continued investments in anticipation of future growth in Instrument Management Services (IMS).

Fiscal 2017 first quarter revenue for Applied Sterilization Technologies increased to $116.6 million compared with $53.7 million in the same period last year. Revenue benefited from the addition of Synergy Health and increased volume from the segment’s core medical device Customers. Segment operating income increased to $39.6 million in the first quarter of fiscal 2017 compared with operating income of $16.5 million in the same period last year, due primarily to the aforementioned revenue growth.

Life Sciences first quarter revenue grew 43% to $81.2 million compared with $56.8 million in the first quarter of fiscal 2016. Contributing to this growth, consumable revenue grew 62%, service revenue increased 20% and capital equipment revenue grew 43%. Life Sciences operating income was $24.5 million compared with $13.5 million in the prior year’s first quarter, driven by double-digit organic revenue growth and recent acquisitions.

Cash Flow

Net cash provided by operations for the first three months of fiscal 2017 was $80.3 million, compared with $41.2 million in fiscal 2016. Free cash flow (see Non-GAAP Financial Measures) for the first three months of fiscal 2017 was $49.5 million compared with $17.7 million in the prior year. The increase in cash flow is primarily due to the higher net income.

Dividend and Repurchase Announcement

STERIS’s Board of Directors has authorized a $0.03 increase in its quarterly interim dividend to $0.28 per share. The dividend is payable September 27, 2016 to shareholders of record at the close of business on August 30, 2016.

STERIS’s Board of Directors also has authorized the purchase of up to $300 million of the Company’s ordinary shares. The Company may enter into share repurchase contracts until August 2, 2021. Shares may be repurchased from time to time through open market transactions, including 10b5-1 plans. The repurchase program may be suspended or discontinued at any time.

Outlook

The Company now anticipates total revenue growth in the range of 22-23% for fiscal 2017, including approximately 6% organic revenue growth. This compares to prior expectations of 25-26% revenue growth and approximately 7% organic revenue growth. The change in revenue expectations is primarily driven by the sale of the UK linen business, changes in foreign currency exchange rates, and the previously discussed lower IMS growth, partially offset by the acquisition of Medisafe Holdings Ltd. The combined impact of these factors is anticipated to be approximately $0.05 dilutive to adjusted earnings per diluted share, and is expected to be absorbed in the Company’s previously provided range of $3.85 – $4.00.

The Company has based its outlook on nine-month forward rates as of June 30, 2016. The Company continues to expect $15 million in cost synergies as a result of the combination with Synergy and an adjusted effective tax rate of approximately 25% in fiscal 2017. The Company also continues to expect fiscal 2017 free cash flow to be approximately $250 million, which includes the spending of approximately $50 million in additional cash expenses related to the integration of Synergy Health and capital expenditures of approximately $190 million.

Conference Call

As previously announced, STERIS management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-800-369-8428 in the United States and Canada, and 1-773-799-3378 internationally, then referencing the password “STERIS”.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern time today, either over the Internet at www.steris-ir.com or via phone by calling 1-888-566-0058 in the United States and Canada, and 1-203-369-3035 internationally.

About STERIS

STERIS’s mission is to help our Customers create a healthier and safer world by providing innovative healthcare and life science product and service solutions around the globe. For more information, visit www.steris.com.

Investor Contact:

Julie Winter, Director, Investor Relations

Julie_Winter@steris.com

+1 440 392 7245

Media Contact:

Stephen Norton, Senior Director, Corporate Communications

Stephen_Norton@steris.com

+1 440 392 7482

Non-GAAP Financial Measures

Adjusted net income and free cash flow are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition-related transaction costs, integration costs related to acquisitions, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net capital expenditures, plus proceeds from the sale or property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in foreign currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in foreign currency exchange rates is calculated by translating current year results at prior year average foreign currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourage investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Forward-Looking Statements

The referenced release and conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s securities filings, including Item 1A of STERIS’s Annual Report on Form 10-K for the year ended March 31, 2016. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized.

Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) STERIS’s ability to meet expectations regarding the accounting and tax treatments of the Combination (the “Combination”) with STERIS Corporation and Synergy Health plc (“Synergy”), (b) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in connection with the Combination within the expected time-frames or at all and to successfully integrate the operations of the companies, (c) the integration of the operations of the companies being more difficult, time-consuming or costly than expected, (d) operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the transaction, (e) the retention of certain key employees of Synergy being difficult, (f) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including, changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (g) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (h) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (i) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning notices or letters, government investigations, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (j) the potential of international unrest, economic downturn or effects of currencies, tax assessments, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (k) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (l) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in STERIS’s 10-K for the year ended March 31, 2016 and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (m) the impact on STERIS and its operations of the “Brexit vote,” (n) the possibility that anticipated financial results or benefits of recent acquisitions, including the Combination, or of STERIS’s restructuring efforts, or of recent divestitures will not be realized or will be other than anticipated and (o) the effects of the contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

STERIS plc

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	June 30,
	2016	2015
	(Unaudited)	(Unaudited)
Revenues	$638,378	$439,902
Cost of revenues	398,388	255,535
Cost of revenues—Restructuring	—	277

Cost of revenues, net	398,388	255,812

Gross profit	239,990	184,090
Operating expenses:
Selling, general, and administrative	151,886	126,835
Research and development	14,428	13,765
Restructuring expense	154	(726)

Total operating expenses	166,468	139,874

Income from operations	73,522	44,216
Non-operating expense, net	10,578	5,638
Income tax expense	14,234	14,267

Net income	$48,710	$24,311

Net income attributable to noncontrolling interest	309	20

Net income attributable to shareholders	$48,401	$24,291

Earnings per common share (EPS) data:
Basic	$0.56	$0.41

Diluted	$0.56	$0.40

Cash dividends declared per share outstanding	$0.25	$0.23
Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	86,038	59,768
Diluted number of shares outstanding	86,519	60,286

STERIS plc

Consolidated Condensed Balance Sheets

(In thousands)

	June 30,	March 31,
	2016	2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$242,423	$248,841
Accounts receivable, net	439,845	471,523
Inventories, net	209,645	192,792
Other current assets	53,972	59,369

Total Current Assets	945,885	972,525
Property, plant, and equipment, net	1,055,706	1,064,319
Goodwill and intangible assets, net	3,258,546	3,279,942
Other assets	33,034	29,630

Total Assets	$5,293,171	$5,346,416

Liabilities and Equity
Current liabilities:
Accounts payable	$123,253	$139,572
Other current liabilities	236,207	261,034

Total Current Liabilities	359,460	400,606
Long-term debt	1,551,838	1,567,796
Other liabilities	333,388	339,122
Equity	3,048,485	3,038,892

Total Liabilities and Equity	$5,293,171	$5,346,416

STERIS plc

Segment Data

Financial information for each of the segments is presented in the following table. The accounting policies for reportable segments are the same as those for the consolidated Company. Operating income (loss) for each segment is calculated as the segment’s gross profit less direct expenses and indirect cost allocations, which results in the full allocation of all distribution and research and development expenses, and the partial allocation of corporate costs. These allocations are based upon variables such as segment headcount and revenues. In addition, the Healthcare Products segment is responsible for the management of all but two manufacturing facilities and uses standard cost to sell products to the other segments. Corporate and other includes the gross profit and direct expenses of the Defense and Industrial business unit, as well as certain unallocated corporate costs related to being a publicly traded company and legacy pension and post-retirement benefits. Adjustments include acquisition related costs, amortization of acquired intangibles, restructuring costs and other charges that management believes may or may not recur with similar materiality or impact on operating income in future periods. Management believes that by adjusting for these items they gain better insight and greater transparency of the operating performance of the segments, thus aiding them in more meaningful financial trend analysis and operational decision making.

	Three Months Ended
	June 30,
(In thousands)	2016	2015
	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare Products	$281,298	$261,086
Healthcare Specialty Services	157,888	68,241
Life Sciences	81,189	56,772
Applied Sterilization Technologies	116,573	53,689

Total Reportable Segments	636,948	439,788
Corporate and Other	1,430	114

Total Segment Revenues	$638,378	$439,902

Segment Operating Income:
Healthcare Products	$34,637	$29,350
Healthcare Specialty Services	3,318	3,900
Life Sciences	24,462	13,450
Applied Sterilization Technologies	39,603	16,543

Total Reportable Segments	102,020	63,243
Corporate and Other	(496)	(1,898)

Total Segment Operating Income	$101,524	$61,345
Less: Adjustments
Amortization of inventory and property “step up” to fair value	3,086	11
Amortization and impairment of acquired intangible assets	19,529	6,021
Acquisition, divestiture and integration related charges	5,233	11,546
Restructuring charges	154	(449)

Total operating income	$73,522	$44,216

STERIS plc

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Three Months Ended June 30,
	2016	2015
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$48,710	$24,311
Non-cash items	41,373	7,382
Changes in operating assets and liabilities	(9,767)	9,460

Net cash provided by operating activities	80,316	41,153
Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(35,357)	(23,518)
Proceeds from sale of property, plant, equipment and intangibles	4,526	28
Purchases of investments	(4,564)	—
Acquisitions of business, net of cash acquired	(250)	(44,310)

Net cash used in investing activities	(35,645)	(67,800)
Financing Activities:
Proceeds from issuance of long-term obligations	—	350,000
Payments on long-term obligations	(5,000)	—
(Payments) proceeds under credit facilities, net	(11,079)	(283,250)
Acquisition related contingent consideration	(6,000)	—
Deferred financing fees and debt issuance costs	—	(1,978)
Repurchases of shares	(5,171)	(9,573)
Cash dividends paid to shareholders	(21,538)	(13,758)
Stock option and other equity transactions, net	758	4,881
Proceeds from issuance of equity to minority shareholders	5,022	—
Excess tax benefit from share-based compensation	—	3,910

Net cash provided by financing activities	(43,008)	50,232
Effect of exchange rate changes on cash and cash equivalents	(8,081)	4,919

Increase (decrease) in cash and cash equivalents	(6,418)	28,504
Cash and cash equivalents at beginning of period	248,841	167,689

Cash and cash equivalents at end of period	$242,423	$196,193

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future debt principal repayments, growth outside of core operations, repurchase shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Three Months Ended
	June 30,
	2016	2015
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$80,316	$41,153
Purchases of property, plant, equipment, and intangibles, net	(35,357)	(23,518)
Proceeds from the sale of property, plant, equipment, and intangibles	4,526	28

Free Cash Flow	$49,485	$17,663

Twelve Months Ended March 31, 2017
(Outlook)*
Calculation of free cash flow for outlook:
Cash flows from operating activities	$440,000
Purchases of property, plant, equipment, and intangibles, net	(190,000)

Free Cash Flow	$250,000

*	All amounts are estimates.

STERIS plc

Non-GAAP Financial Measures

(In thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provide the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

	Three months ended June 30, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Foreign Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
	2016	2015	2016	2016
Segment Revenues:
Healthcare Products	$281,298	$261,086	$11,669		8%	3%
Healthcare Specialty Services	157,888	68,241	86,553		131%	5%
Life Sciences	81,189	56,772	14,120		43%	18%
Applied Sterilization Technologies	116,573	53,689	59,093		117%	7%
Corporate and Other	1,430	114	1,220		1163%	86%

Total	$638,378	$439,902	$172,655	$(1,766)	45%	6%	6%

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in foreign currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in foreign currency exchange rates is calculated by translating current year results at prior year average foreign currency exchange rates.

	Three months ended June 30, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders*		Diluted EPS
	2016	2015	2016	2015	2016	2015	2016	2015
GAAP	$239,990	$184,090	$73,522	$44,216	$48,401	$24,291	$0.56	$0.40
Adjustments:
Amortization of inventory and property “step up” to fair value	3,086	—	3,086	11	2,398	17	0.03	—
Amortization and impairment of purchased intangible assets	—	—	19,529	6,021	14,038	3,738	0.16	0.06
Acquisition, divestiture and integration related charges	745	—	5,233	11,546	3,459	9,350	0.04	0.16
Restructuring charges	—	277	154	(449)	94	(274)	—	—

Adjusted	$243,821	$184,367	$101,524	$61,345	$68,390	$37,122	$0.79	$0.62

*	The tax expense (benefit) associated with adjustments is calculated by applying the statutory of the juridiction or jurisdictions relevant to the adjustment amount. As a result, the tax expense (benefit) includes both the current and deferred income tax expense associated with the adjustment.

FY 2017 Outlook

Twelve months ended March 31, 2017
(Outlook)**
Net Income per diluted share	$2.86-3.01
Amortization of inventory and property “step up” to fair value	0.07
Amortization and impairment of purchased intangible assets	0.65
Acquisition, divestiture and integration related charges	0.27

Adjusted net income per diluted share	$3.85-4.00

**	All amounts are estimates.

STERIS plc

Unaudited Supplemental Financial Data

First Quarter Fiscal 2017

As of or for the periods ended June 30, 2016 and 2015

	FY 2017	FY 2016
Total Company Revenues	Q1	Q1
Capital Equipment	$126,085	$118,220
Consumables	$145,665	$114,087
Service	$366,628	$207,595

Total Recurring	512,293	321,682

Total Revenues	$638,378	$439,902

United Kingdom Revenues	$70,439	$10,168
United Kingdom Revenues as a % of Total	11%	2%
United States Revenues	$428,105	$360,469
United States Revenues as a % of Total	67%	82%
International Revenues	$139,834	$69,265
International Revenues as a % of Total	22%	16%

Segment Data	Q1	Q1
Healthcare Products
Revenues
Capital Equipment	$102,178	$102,238
Consumables	104,998	87,214
Service	74,122	71,634

Total Recurring	179,120	158,848

Total Healthcare Products Revenues	$281,298	$261,086

Segment Operating Income	34,637	29,350

Healthcare Specialty Services
Healthcare Services Revenues	$157,888	$68,241

Segment Operating Income	3,318	3,900

Life Sciences
Revenues
Capital Equipment	$20,683	$14,502
Consumables	37,500	23,093
Service	23,006	19,177

Total Recurring	60,506	42,270

Total Life Sciences Revenues	$81,189	$56,772

Segment Operating Income	24,462	13,450

Applied Sterilization Technologies
Service Revenues	$116,573	$53,689

Segment Operating Income	$39,603	$16,543
Corporate and Other
Revenues	$1,430	$114
Operating Income (Loss)	(496)	(1,898)

Other Data	Q1	Q1

Healthcare Products Backlog	$148,846	$119,811
Life Sciences Backlog	41,255	48,589

Total Backlog	$190,101	$168,400

GAAP Income Tax Rate	22.6%	37.0%
Adjusted Income Tax Rate	24.5%	33.3%

Free Cash Flow	$49,485	$17,663

Net Debt	$1,309,415	$489,973

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company’s most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.